EXHIBIT 10.1
SHARE PURCHASE AGREEMENT
This Share Purchase Agreement (the “Agreement”) is entered into on this 12th day of December, 2005 by and between:
(1)	Nora Smedvig, Peter T. Smedvig, Hjørdis Smedvig, HKS AS, AS Veni, Petrus AS and Peder Smedvig Capital AS (each a “Seller”, collectively the “Sellers”)
and
(2)	Noble Corporation (the “Buyer”, together with the Sellers referred to as the “Parties”, individually a “Party”)
WHEREAS:—
(A)	Peter T. Smedvig, HKS AS, Petrus AS, AS Veni and Peder Smedvig Capital AS (the “PSCI Shareholder”) own all 9,002 shares, constituting 100% of shares (the “PSCI Shares”) in Peder Smedvig Capital I AS (“PSCI”), and PSCI is the owner of 18,856,098 A-shares and 2,501,374 B-shares in Smedvig ASA;
(B)	Nora Smedvig, Peter T. Smedvig, Hjørdis Smedvig and AS Veni are the owners of a total of 2,852,756 A-shares in Smedvig ASA, of which 2,239,502 are subject to the terms of this Agreement (which shares are hereinafter collectively the “Smedvig Shares”, together with the PSCI Shares referred to as the “Sale Shares”)

(C)	Subject to the terms and conditions set out herein, the Sellers wish to sell, and the Buyer wishes to purchase, all of the Sale Shares;
NOW, THEREFORE, the Parties have agreed as follows:
1.	Subject to the terms of this Agreement, the Sellers hereby sell, and Buyer hereby purchases all of the Sale Shares. The ownership of each Seller in respect of the relevant Sale Shares is set out in Appendix 1 hereto.

2.	The purchase price for the PSCI Shares is NOK 460,611.61 per share (derived from the value of its A- and B-shares divided with the 9,002 shares in PSCI), totalling NOK 4,146,425,700, which amount shall be increased adjusted NOK for NOK (i) for any cash held by PSCI on the Closing Date (as defined below, and expected to be in the range of NOK 17 mill.).
The purchase price for the Smedvig Shares is NOK 200 per share, totalling NOK 447,900,400.

Accordingly, the total consideration payable for the Sale Shares amount to NOK 4,594,326,100, subject to any adjustment as set out in the first and/or 7th paragraph of this Clause 2 (the “Purchase Price”).

The Purchase Price shall be paid into account no. 6350.05.19330 (Swift: NDEANOKK/IBAN: NO39 63500519330) with Nordea Bank Norge ASA, P.O.Box 750, 4004 Stavanger in the name of Peder Smedvig AS for distribution between the Sellers as per separate agreement among themselves.

The Purchase Price shall be payable on 23 December 2005 (the “Closing Date”) for same day value against transfer of the Sale Shares to the Buyer. The transfer of title to the PSCI Shares shall be recorded in the share register of PSCI simultaneous with the payment of the Purchase Price, and title to the Smedvig Shares shall be registered with the Securities Register (Verdipapir-sentralen) as soon as practically possible following instructions in respect thereof being given by the relevant Sellers to their account manager(s) simultaneous with transfer of the Purchase Price.

It is acknowledged and agreed that, in the event the Buyer (or any affiliated party of the Buyer) during the 12 month period from the date hereof shall sell or purchase (in a market transaction or by way of a public offer) any A-shares and/or B-shares in Smedvig ASA or any options or other rights to such shares at a total price per share higher than, in the case of the A-shares, NOK 200 per such share, and/or, in the case of B-shares NOK 150 per such share, the purchase price for the relevant Sales Shares shall be adjusted accordingly, NOK for NOK, and be payable to the relevant Sellers within 7 days from the completion of any such transaction (but in the case of any option, derivative contract or other arrangement in respect of the underlying transaction, regardless of whether the completion takes place within the said 12 month period).

In case of delayed payment of the Purchase Price or adjusted part thereof as per the preceding paragraph (or any part thereof) the Buyer shall pay default interest at a rate of 9% (nine per cent) per annum from the relevant due date until payment in full has been received by the relevant sellers.
3.	Each Seller represents and warrants that as far as such Seller is concerned
(i)	such Seller is the sole owner of the relevant Sale Shares set out opposite its name in Appendix 1 hereto;

(ii)	the Sale Shares sold by such Seller (and the 18,856,098 A-shares and 2,501,374 B-shares in Smedvig owned by PSCI) are free of any liens, charges or other encumbrances of any nature, and there are no restrictions, pre-emptive rights or other corporate or contractual hindrances which have not been waived or shareholder consents required which affect the valid sale and transfer to the Buyer of the relevant Sale Shares.

4.	The Sellers make no representation of any nature in respect of the affairs or financial condition of Smedvig ASA or its subsidiaries. It is mutually acknowledged and agreed that the Buyer has made his investment decision on the basis of publicly available information and such considerations and assessments as he has made on an independent basis.

5.	Each PSCI Shareholder represents and warrants on a several basis in accordance with their relevant proportionate selling interest in relation to the PSCI Shares as set out in Appendix 1 that, in respect of PSCI:
(i)	it is a Norwegian private limit liability company, duly incorporated and validly existing under the laws of Norway;

(ii)	its share capital amounts to NOK 301,604,164, divided into 9,002 shares, each with a par value of NOK 33,504.128416 per share, fully paid;

(iii)	its articles of association are as set out in Appendix 2 hereto, and no resolution has been proposed or adopted to make any change thereto;

(iv)	its unaudited financial accounts per 12 December, 2005, attached as Appendix 3 hereto, have been prepared in accordance with Norwegian generally accepted accounting principles and give a fair and true view of its financial condition as at such date, and that as of the Closing Date no liabilities of any nature (actual, contingent or otherwise) other than those reflected in the said accounts and the notes thereto have been incurred since 12 December, 2005;

(v)	it is not involved in any dispute of any nature, and no litigation or claim is pending or has been notified or threatened.
6.	The Buyer represents and warrants that it has taken all requisite corporate action for it to enter into this Agreement and perform its obligations hereunder. The Sellers represent and warrant that the aggregate number of A-shares in Smedvig constituting part of the Sale Shares (directly and indirectly) constitute less than 40 percent of the issued and outstanding A-shares in Smedvig.

7.	The Buyer undertakes to propose and vote in favour of a name change so that the “Smedvig” name will be removed from the name of Smedvig ASA and its subsidiaries and thereafter not be used by the alien group of companies. The Buyer will present such proposal as soon as reasonably practical and feasible, but in any event before 24 months from the date of this Agreement.

The Buyer undertakes to cause the company name of PSCI to be changed so that the “Smedvig” name will be removed no later than by 31 December 2005.

8.	The Parties will, immediately following the signature of this Agreement issue mutually agreed press releases which, in the case of the Sellers, shall read as set out in Appendix 4, and, in the case of the Buyer, as set out in Appendix 5 hereto.

9.	Each Party shall cover its own expenses and disbursements incurred in connection with the preparation, negotiation and implementation of this Agreement.

10.	This Agreement is final and binding, and unconditional (except as explicitly stated herein).

11.	This Agreement shall be governed by Norwegian law. Any dispute, which can not be settled amicably, shall be referred to arbitration in accordance with the Norwegian Arbitration Act. Each Party shall, within 30 days of a written request to instigate arbitration proceedings, appoint one arbitrator, and the two arbitrators so appointed shall jointly appoint a third arbitrator, who shall act as the chairman of the arbitration panel. If a Party fails to appoint an arbitrator within the specified period, or the two appointed arbitrators have not agreed on the appointment of the chairman within 30 days from the appointment of the last of the two arbitrators, the relevant appointment shall be made by the Chief Justice of the Oslo City Court.

Each Party may require that the arbitration proceedings be held in the English language, and that all briefs, documents and other written materials be prepared in the English language or with an authorised English translation of any non-English material. The arbitration award shall, except as otherwise permitted under the Arbitration Act, be final and binding on the parties.

The parties agree to conclude a separate agreement on confidentiality pertaining to the arbitration proceedings and the non-publication of the award if proceedings are commenced.
This Agreement has been executed by fax on the date hereof, following which it will be re-executed in 2 original counterparts, of which the Buyer and Peter T Smedvig retains one original each, and each of the Sellers (other than Peter T Smedvig) receives a certified copy.
As Sellers:

/s/ Odd Torland	/s/ Odd Torland

for Nora Smedvig	for Peter T. Smedvig

/s/ Odd Torland	/s/ Odd Torland

for Hjørdis Smedvig	HKS AS

/s/ Odd Torland	/s/ Odd Torland

AS Veni	Petrus AS

/s/ Odd Torland
Peder Smedvig Capital AS

As Buyer:

/s/ James C. Day
Noble Corporation
James C. Day, Chairman, Chief Executive Officer and President

Appendices 1 through 5
[Appendices 1 through 5 shall be furnished to the Commission upon request.]